Exhibit 3.2
Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Tribune Media Company
Tribune Media Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:
FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
The first sentence of Article 4 of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as set forth below:
“4.    Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is two billion, forty million (2,040,000,000) shares, consisting of: (a) one billion (1,000,000,000) shares of     Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); (b) one billion (1,000,000,000) shares of Class B Common Stock, par value     $0.001 per share (“Class B Common Stock” and, together with the Class A     Common Stock, the “Common Stock”); and (c) forty million (40,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.”
SECOND:    The amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment.
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[Signature Page to Certificate of Amendment re: Class B Authorized Shares]

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the 25th day of June, 2015.

TRIBUNE MEDIA COMPANY
By:    /s/ Edward Lazarus
Name: Edward Lazarus
Title: Executive Vice President and
General Counsel